Exhibit 3.21

OPERATING AGREEMENT

ROCHESTER MANUFACTURING, LLC
an Indiana Limited Liability Company

THIS OPERATING AGREEMENT (this “Operating Agreement”) is made effective as of January 1, 2017 (the “Effective Date”) by and between ROCHESTER MANUFACTURING, LLC, an Indiana limited liability company (“Company”), and AMERICAN AXLE & MANUFACTURING, INC., a Delaware corporation (“Member”).

ARTICLE 1

ORGANIZATION

1.1         Formation. The Company has been organized as an Indiana limited liability company under and pursuant to the Indiana Business Flexibility Act (the “Act”), by the filing of Articles of Organization (the “Articles”) as required by the Act.

1.2         Name. The name of the Company is “Rochester Manufacturing, LLC.” The Company may also conduct its business under one or more assumed names.

1.3         Purposes. The purposes of the Company are to engage in any activity for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effectuate any purpose for which it is formed, including all powers granted by the Act.

1.4         Duration. The Company shall continue in existence for the period provided in its Articles or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.

1.5         Registered Office And Resident Agent. The Registered Office and Resident Agent of the Company shall be as designated in the initial Articles or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the Resident Agent shall ever resign, the Company shall promptly appoint a successor.

1.6         Intention For Company. The Company has been formed as a limited liability company under and pursuant to the Act. The Member specifically intends that the Company not be a partnership for state law entity purposes (including a limited partnership) or any other venture, but a limited liability company under and pursuant to the Act. No Member shall be construed to be a partner in the Company and the Articles, this Operating Agreement, and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise.

ARTICLE 2

BOOKS, RECORDS AND ACCOUNTING

2.1         Books And Records. The Company shall maintain complete and accurate books and records of the Company’s business and affairs as required by the Act and such books and records shall be kept at the Company’s Registered Office.

2.2         Fiscal Year; Accounting. The Company’s fiscal year shall be the calendar year. The particular accounting methods and principles to be followed by the Company shall be selected by the Member from time to time.

2.3         Member’s Accounts. A Separate Capital Account for the Member shall be maintained by the Company. The Member’s Capital Account shall reflect the Member’s capital contributions and increases for the Member’s share of any net income or gain of the Company. The Member’s Capital Account shall also reflect decreases for distributions made to the Member and the losses and deductions of the Company.

ARTICLE 3

CAPITAL CONTRIBUTIONS

3.1         Contributions. No additional Member (other than an assignee of a membership interest who has been admitted as a Member) will be admitted to the Company unless he, she or it shall make the capital contribution in such form and amount as the Company deems appropriate and shall execute an Operating Agreement in a form satisfactory to the sole Member.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

4.1         Distributions. The Company may make distributions of “Excess Cash Available for Distribution” that the Company has on hand, which is defined as, that cash which exceeds the current and the anticipated needs of the Company to fulfill its business purposes (including, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any) at such times and in such amounts as the Member may determine. No distribution shall be declared or made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities.

ARTICLE 5

MANAGEMENT

5.1         Management. The management of the Company shall be vested in the Board of Managers (the “Board”), provided however, any management action may be taken by written resolution of the Member acting in its sole discretion. The number of Managers which constitutes the Board of Managers shall be the number of Managers appointed from time to time by the Member. The affirmative vote or written consent of the Board shall be the act of the Board.

5.2         Action Without Meeting. Any action required or permitted by this Agreement or by applicable law to be taken at a meeting of the Managers may be taken without a meeting. The action shall be evidenced by written consent describing the action taken and signed by a majority of the Managers. Such action shall be effective when a majority of the Managers sign the consent, unless the consent specifies a different effective date.

5.3         Delegation to Managers or Representatives. The Board of Managers may, from time to time, delegate to one or more persons such authority and duties as the Board may deem advisable. In addition, the Board may, from time to time, assign titles (including President, Secretary and Treasurer) to any employee or agent of the Company. Any number of titles may be held by the same person. Any delegation pursuant to this section 5.3 may be revoked, with or without cause, at any time by the Board. Any person so delegated under this section 5.3 shall not be considered a “manager” as defined in the Act. Nothing contained in this section 5.3 shall grant to any officer the authority or power to take any action requiring the agreement, consent or vote of the Board unless the same has been obtained. Persons assigned the following titles should have the authority and responsibility hereinafter described:

(a)           President. The President shall be the principal executive officer of the Company and, subject to the direction of the Board, shall in general supervise and control the day-to-day operations of the Company and to develop, implement and manage all production, development, sales and marketing activities of the Company. He or she shall have authority, subject to such rules as may be prescribed by the Board, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute and acknowledge, on behalf of the Company, all documents or instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by the Board. In general, he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board from time to time. In the absence of the President or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Board may appoint a new President.

(b)           Executive Vice President. The Executive Vice President, subject to the ultimate executive power of the President, shall be responsible for the general and active management of the business of the Company. The Executive Vice President shall be the second principal executive officer of the Company and subject to the ultimate executive power of the President, shall in general supervise and control the day-to-day operations of the Company. The Executive Vice President also shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(c)           Chief Financial Officer. The Chief Financial Officer shall be responsible for (i) managing and directing the Company’s accounting and finance functions; (ii) establishing and maintaining the Company’s accounting principles, practices, and procedures; (iii) preparation of the Company’s financial reports; and (iv) performing all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be delegated or assigned by the President or by the Board.

(d)           Secretary. The Secretary, if any, shall (i) be custodian of the corporate records; (ii) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (iii) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President or by the Board.

(e)           Treasurer. The Treasurer, if any, shall (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) maintain appropriate accounting records; (iii) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Agreement; and (iv) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President or by the Board.

(f)            Other Officers or Assistant Officers. The Board may appoint any person to act as an assistant to any officer, or as an agent for the Company in his or her stead, whenever for any reason it is impractical for such officer to act personally. Such assistant or acting officer or other agent shall have the power to perform all of the duties of the office to which he or she is appointed to be an assistant, or as to which he or she is appointed to act, except as such power may otherwise be defined or restricted by the Board.

(g)           Term of Officers. The term of all officers shall commence upon their election or appointment and shall continue until their respective successors are elected or appointed and qualified or until their resignation or removal. Any officer may be removed from office by the Board with or without cause or notice. An officer may resign by written notice to the Company. The resignation shall be effective upon its receipt by the Company or at a subsequent time specified in the notice of resignation. The Board shall have the power to fill any vacancies in any offices occurring for whatever reason. The officers of the Company shall receive such reasonable compensation for their services as may be fixed from time to time by the Board.

5.4         Conduct of Officers. All officers will manage and conduct his or her responsibilities for the business of the Company in accordance with all applicable laws and regulations, this Operating Agreement, and the budgets, policies and procedures of Company in effect or hereafter established by Company or the Board and will at all times act in the best interest of Company and will use his or her best efforts to achieve the business, financial, sales and marketing goals of Company.

5.5         Limitation of Authority. Notwithstanding the above, no officer or employee of the Company shall, without specific written approval of the Board, do or contract to do any of the following:

(a)           Borrow on behalf of Company;

(b)           Grant any existing customer terms which are not usually granted by the Company in the course of its ordinary business;

(c)          Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by Company;

(d)         Sell any capital asset of Company of a value in excess of $10,000.00;

(e)          Apply or file for bankruptcy protection of the Company or any of its subsidiaries; or

(f)          Incur any expenses or fiscal commitments beyond the parameters established in the budget in effect at the time.

5.6         Indemnification. The Company shall, to the maximum extent provided by law, indemnify, defend and hold harmless the Member and the Company’s Managers, officers, employees or agents (each, an “Actor”), to the extent of the Company’s assets, for, from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Actor arising out of any claim based upon acts performed or omitted to be performed by the Company, its Member, its managers, officers or any of its or their agents in connection with the business of the Company acting in such capacity, including without limitation, reasonable attorneys’ fees and costs incurred by the Actor in settlement or defense of such claims. Notwithstanding the foregoing, no Actor shall be so indemnified, defended or held harmless for claims based upon its acts or omissions in the breach of this Agreement or which constitute fraud, willful misconduct or breach of fiduciary duty to the Company or to the Member. Amounts incurred by an Actor in connection with any action or suit arising out of or in connection with Company affairs shall be reimbursed by the Company if such action or suit does arise in a matter for which indemnification is available under this section 5.6 (provided that the Company shall in all events advance expenses of defense but only if the Actor undertakes in writing to repay the advanced funds to the Company if the Actor is finally determined by a court of competent jurisdiction to not be entitled to indemnification pursuant to the provisions of this section 5.6).

ARTICLE 6

EXCULPATION OF LIABILITY; INDEMNIFICATION

6.1         Exculpation Of Liability. Unless otherwise provided by law or expressly assumed, a person who is a Member or Manager shall not be liable for the acts, debts, or liabilities of the Company.

6.2         Indemnification. Except as otherwise provided in this Article, the Company shall indemnify the Member or Manager(s) and may indemnify any employee or agent of the Company who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, other than an action by or in the right of the Company, by reason of the fact that such person is or was a Member, Manager, employee or agent of the Company against expenses, including attorneys’ fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit, or proceeding, if the person acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that such person reasonably believed to be in the best interests of the Company and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful. To the extent that a Member, Manager, employee or agent of the Company has been successful on the merits or otherwise in defense of an action, suit, or proceeding, or in defense of any claim, issue, or other matter in the action, suit, or proceeding, such person shall be indemnified against actual and reasonable expenses, including attorneys’ fees, incurred by such person in connection with the action, suit, or proceeding and any action, suit or proceeding brought to enforce the mandatory indemnification provided herein. Any indemnification permitted under this Article, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the person to be indemnified has met the applicable standard of conduct and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. In the event there is ever more than one (1) Member of this Company, this determination and evaluation shall be made by a majority vote of the then Members who are not parties or threatened to be made parties to the action, suit, or proceeding. Notwithstanding the foregoing to the contrary, no indemnification shall be provided to any Member, Manager, employee or agent of the Company for or in connection with the receipt of a financial benefit to which such person is not entitled or a knowing and intentional violation of law.

ARTICLE 7

DISSOLUTION AND WINDING UP

7.1         Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events: (a) upon the happening of any event specified in the Articles or this Operating Agreement; or (b) by the vote of the sole Member. The Company will not dissolve upon the death of the Member.

7.2         Winding Up. Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company’s business and affairs and complete the winding up as soon as practicable. Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of Company debts, liabilities, and obligations and then to the Member. Such proceeds shall be paid to the Member within ninety (90) days after the date of winding up.

ARTICLE 8

MISCELLANEOUS PROVISIONS

8.1         Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person or persons, firm, or corporation may in the context require.

8.2         Article Headings. The Article headings contained in this Operating Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit, or describe the scope or intent of any provision of this Operating Agreement.

8.3         Severability. The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions hereof, and this

Operating Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.4         Amendment. This Operating Agreement may be amended or revoked at any time by a majority vote of the then Member(s).

8.5         Governing Law. This Operating Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, this Operating Agreement shall be effective as of the date set forth above.

MEMBER:

AMERICAN AXLE & MANUFACTURING, INC., a Delaware corporation

Sign:	/s/ David E. Barnes
Name:	David E. Barnes
Title:	General Counsel, Secretary & CCO

COMPANY:

ROCHESTER MANUFACTURING, LLC, an Indiana limited liability company

By:	American Axle & Manufacturing, Inc., a Delaware corporation

	Sign:	/s/ David E. Barnes
	Name:	David E. Barnes
	Title:	General Counsel, Secretary & CCO